Exhibit 99.1

Impac Mortgage Holdings, Inc.’s Lending Operations
Earns Record Profits While Settling Legacy Litigation

Irvine, CA, October 31, 2012 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), announces today that its continuing operations, comprised primarily of mortgage lending, real estate services and long-term portfolio, earned $6.7 million or $0.86 per diluted share for the third quarter 2012, and $10.5 million or $1.35 per diluted share for the nine months ended September 30, 2012.  The Company also announces its intentions to settle two of its remaining legacy law suits, which will result in a charge of $6.1 million during the third quarter of this year.

Continuing Operations

The Company’s continued operations will report net profits in the third quarter primarily due to the mortgage lending segment earnings of $8.2 million or $1.04 per diluted share, as compared to $3.8 million or $0.46 per diluted share for the second quarter 2012.  In addition, the real estate services segment continues to earn net profits, albeit a decline from second quarter 2012, recording net earnings of $3.6 million or $0.46 per diluted share in the third quarter.  The decline in real estate services from second quarter was primarily due to a continued and anticipated decline in the long term mortgage portfolio. The Company’s continuing operations’ net earnings declined by $583 thousand or 8% from Q2 2012 primarily driven by a $2.5 million loss from the change in fair value of our net trust assets (residual interests) in the long-term portfolio segment.

The mortgage lending segment net earnings in the third quarter of 2012 increased by $4.4 million or 115% over the second quarter 2012.  The increase was due to the increase in lending volumes by 33% over the second quarter. The Company increased its residential mortgage originations to $709.8 million in the third quarter 2012 as compared to $532.5 million in the second quarter 2012.  The Company has originated $1.6 billion in residential mortgage originations, year to date, September 30, 2012.  In addition, the servicing portfolio increased to $1.7 billion during the third quarter, from $1.1 billion, in the second quarter which also helped improve the Company’s profitability and cash flows.  The Company also increased its warehouse borrowing capacity from $145 million at June 30, 2012, to $185 million at September 30, 2012.

Mr. Tomkinson Chairman and CEO of Impac Mortgage Holdings, Inc. stated, “The net earnings and cash flows from the Company’s mortgage operations are, and will continue to be, the main drivers of the Company’s consolidated earnings.  In fact, origination volumes have grown quarter over quarter to new record levels since our re-emergence in the mortgage lending business.  Although it has taken over four years, through our hard work and persistence the Company and our employees are finally seeing the fruits of our labor.”

Discontinued Operations

The Company’s discontinued operations, had a net loss of $(9.0) million or $(1.15) per diluted share for the third quarter 2012.   This loss was primarily due to the Company taking a charge of $6.1 million during the third quarter of this year, as a result of its intentions to settle two of its remaining legacy law suits.

Given our significant lending and securitization volumes completed by the previously discontinued mortgage lending operations in years prior to 2008, we, like others, have been sued, sometimes alongside dozens of other co-defendants.  We have diligently defended each, sometimes at considerable expense, because, we believed that the Company ultimately had, in most cases, much less exposure, if any, from these claims, and had hoped to end them in a manner where we could preserve as much shareholder value as possible.

Management believes it is in the best interest of the shareholders to settle these lawsuits rather than be faced with the uncertainty of any court rulings, the exorbitant cost in terms of legal fees, the time involved and the distractions these suits create in defending them.  It is also important to note that the terms of the settlements have been structured in a manner to minimize impact to our cash flows.

The legal settlement charge will result in the Company reporting a consolidated net loss of approximately $(2.3) million or $(0.29) per share in the third quarter of 2012, as compared to net earnings of $4.2 million in the second quarter of 2012.  Excluding the legal settlement charge, the third quarter 2012 results would be consistent with the second quarter 2012.

Mr. Tomkinson, stated, “With these settlements, management will be able to take what we believe to be its final steps in resolving the legacy obligations and contingencies of IMH, and put the Company’s mortgage lending business in its best position since the financial crisis began in 2007.  Further, it helps put the Company in a position to take advantage of opportunities that exist today in the mortgage lending market.”

	Q3 2012		Q2 2012		Q3 YTD
	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS
Long-term Portfolio	$(4,787)	$(0.61)	$(252)	$(0.03)	$(11,614)	$(1.48)
Mortgage Lending	8,156	1.04	3,800	0.46	12,280	1.57
Real Estate Services	3,585	0.46	4,012	0.48	10,562	1.35
Discontinued Operations	(9,021)	(1.15)	(3,113)	(0.37)	(13,402)	(1.71)
Noncontrolling interests	(212)	(0.03)	(235)	(0.03)	(683)	(0.09)
Net (loss) earnings attributable to IMH	$(2,279)	$(0.29)	$4,212	$0.51	$(2,857)	$(0.36)

Conference Call

The Company will hold a conference call tomorrow morning, November 1st,  2012, at 9 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions,. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to jmoisio@impacmail.com.  Investors may participate in the conference call by dialing (866) 838 - 8084, conference ID number 60081087, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: the ongoing volatility in the mortgage industry; our ability to manage successfully through the current market environment; our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions; our ability to meet liquidity needs from current cash flows or generate new sources of revenue; management’s ability to manage successfully and continue to grow the Company’s mortgage and real estate business activities including the mortgage lending operations; the ability to make interest payments; increases in default rates or loss severities and mortgage related losses; our ability to obtain additional financing and the terms of any financing that we do obtain; inability to effectively liquidate properties to mitigate losses; increase in loan repurchase requests and ability to adequately settle repurchase obligations; the completion, structure and court approval of the proposed legal settlements; and the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form10-K for the period ending December 31, 2011. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending, portfolio loss mitigation and real estate services. The Company also specializes in the management of long-term mortgage portfolios, including the residual interest in securitizations, to mitigate losses and maximize cash flows.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impacmail.com.    Web site: http://ir.impaccompanies.com  or www.impaccompanies.com